FOR IMMEDIATE RELEASE

CONTACT:
Douglas R. Allen, Jr., President
James E. Igo, Executive Vice-President
1-856-461-9611

DELANCO BANCORP REPORTS INCREASE IN FOURTH QUARTER LOAN LOSS PROVISION

DELANCO, NEW JERSEY - April 11, 2008 - Delanco Bancorp, Inc. (OTCBB: DLNO.OB), parent of Delanco Federal Savings Bank, announced today that it expects to take a provision of $1.4 million in the fourth quarter for the impairment of loans primarily in its commercial loan portfolio.

During the fourth quarter, the Bank charged off $524,000 of loans against its loan loss reserve. An additional amount of $466,000 has been specifically allocated to a total of seven loans that have been determined to be impaired. An amount of $872,000 has been added to the reserve due to identified weaknesses in the original credit underwriting within the commercial loan portfolio, documentary issues and decreasing property values in the local market.

The increased provision is expected to lower pre-tax earnings by approximately $.90 per share when the Company reports its financial results for the fourth quarter and year end.

At March 31, 2008, the allowance for loan losses was 76.8% of non-performing loans and 1.4% of total loans.

“The charge-offs and additional provisions are the result of our comprehensive review of our commercial loan portfolio,” said Douglas Allen, Jr., President of the Company. “At the present time, we believe that we are adequately reserved. We will continue to actively monitor our portfolio.”

About Delanco Federal Savings Bank

Delanco Bancorp, Inc. is the parent company of Delanco Federal Savings Bank, a community-oriented financial institution operating two full-service branch locations in Delanco and Cinnaminson, New Jersey. Founded in 1890, Delanco Federal offers a broad array of retail and commercial lending and deposit services.

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Statements contained in this news release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, general economic conditions, changes in federal and state regulation, actions by our competitors, loan delinquency rates and our ability to control costs and expenses and other factors that may be described in the Company’s annual report on Form 10-KSB and quarterly reports on Form 10-QSB as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.